Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Vice President, Investor Relations

(212) 594-2700

SL Green and The City Investment Fund, L.P. Announce Major
Recapitalization of 485 Lexington Avenue with $390 Million Loan

New York, NY –January 24, 2006 – SL Green Realty Corp. (NYSE: SLG) and The City Investment Fund, L.P. (“CIF”) have recapitalized 485 Lexington Avenue, a 921,000-square-foot midtown Manhattan office property acquired by the joint venture in July 2004.  The joint venture has obtained a $390 million three year loan, which bears interest at LIBOR + 1.35%, and which can be extended for an additional two years.

Since acquisition, the building has been repositioned through a major leasing and marketing campaign that included a successful re-branding as “Grand Central Square”, along with 750 Third Avenue, its neighboring property which is owned 100% by SL Green.  The building is undergoing a substantial redevelopment, including window replacements, upgrade of the retail storefronts and a significant lobby renovation. In October 2005, a lease agreement for approximately 11 years was signed with Citibank N.A., who will occupy 296,756 square feet of 485 Lexington Avenue.  Subsequently, the Company signed leases of 210,609 square feet with St. Paul Travelers and 52,573 square feet with Fairchild Publications, Inc.   Discussions with additional potential tenants are ongoing.

HSH Nordbank AG, New York Branch fully underwrote the $390 million financing.   The initial funding of the loan was approximately $293 million which was used to repay the existing loan, return 100% of the partners invested capital and provide for a return on capital that exceeded the performance thresholds established with CIF.  The balance of the loan will be used to fund the remaining renovations, lease up and tenant improvements for the building. According to HSH Nordbank, “the financing was made available to the SL Green / CIF joint venture as a result of the overall structure of the transaction which was secured by a great asset, in a great location, and owned by a great borrower.”

As a result of exceeding the performance thresholds established with CIF, SL Green’s economic stake in the property will increase from 30% to 50%.  SL Green will use its portion of the refinancing proceeds to repay its unsecured revolving credit facility and for future investments.

Andrew Mathias, Chief Investment Officer of SL Green commented, “Our ability to recapitalize 485 Lexington only 19 months after we acquired it, is testimony to the outstanding job done by our company in recognizing the property’s potential and realizing that value through effective redevelopment and leasing.  SL Green continues to build on its strong track record of identifying and executing on opportunities that will deliver maximum value to our investors.  We intend to continue capitalizing on such opportunities in a market where we have superior market knowledge.”

Sonnenblick Goldman acted as the exclusive financial advisors to the joint venture for this transaction.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of December 31, 2005, the Company owned 28 office properties totaling 18.2 million square feet. SL Green’s retail space ownership totals 168,300 square feet at five properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.